For Immediate Release
   NEWS RELEASE

Contacts:
Gastar Exploration Inc.
Michael A. Gerlich, Chief Financial Officer
713-739-1800 / mgerlich@gastar.com

Investor Relations Counsel:
Lisa Elliott / Anne Pearson
Dennard▪Lascar Associates: 713-529-6600
lelliott@DennardLascar.com/apearson@DennardLascar.com

GASTAR EXPLORATION INC. REPORTS
FIRST QUARTER 2014 RESULTS

•	Revenues from production up 33% from 4Q 2013 and 154% from 1Q 2013

•	Total production up 43% year over year and liquids represent 41% of total production

HOUSTON, May 7, 2014 - Gastar Exploration Inc. (NYSE MKT: GST) (“Gastar”) today reported financial and operating results for the three months ended March 31, 2014.
Net loss attributable to Gastar’s common stockholders for the first quarter of 2014 was $2.0 million, or a loss of $0.03 per share. Excluding the impact of a $3.2 million loss resulting from the mark-to-market of outstanding hedge positions and non-recurring corporate restructuring charges of $235,000, adjusted net income attributable to common stockholders was $1.4 million, or $0.02 per diluted share. This compares to a first quarter 2013 net loss of $4.6 million, or a loss of $0.07 per share, and adjusted net income of $6.1 million, or $0.10 per diluted share, excluding the impact of a $9.6 million loss resulting from the mark-to-market of outstanding hedge positions and litigation settlement expense and non-recurring corporate restructuring charges of $1.0 million. (See the accompanying reconciliation of net income (loss) to net income (loss) excluding special items at the end of this news release.)

Adjusted earnings before interest, income taxes, depreciation, depletion and amortization (“adjusted EBITDA”) for the first quarter of 2014 was $25.9 million, an increase of 71% compared to adjusted EBITDA of $15.1 million for the first quarter of 2013 and a 22% increase over adjusted fourth quarter 2013 results. (See the accompanying reconciliation of net income (loss) to adjusted EBITDA at the end of this news release.)
Revenues from oil, condensate, natural gas and natural gas liquids (“NGLs”) before the impact of hedging activities increased 154% to $38.8 million in the first quarter of 2014, from $15.3 million for the same period of 2013. The increase was primarily the result of 43% growth in production volumes and a 78% increase in weighted average realized prices. Revenues from liquids (oil, condensate and NGLs) represented approximately 60% of our total production revenues for the first quarter of 2014 compared to 65% for the fourth quarter of 2013 and 50% for the first quarter of 2013. Commodity derivative contracts settled during the periods resulted in a $3.4 million reduction in revenue for the first quarter of 2014 compared to a fourth quarter 2013 increase in revenue of $288,000 and a $5.6 million increase in revenue for the first quarter of 2013.
Average daily production was 9.7 thousand barrels of oil equivalent per day (“MBoe/d”) for the first quarter of 2014, a 43% increase compared to 6.8 MBoe/d for the same period in 2013 and a 5% increase as compared to the fourth quarter of 2013. Oil, condensate and NGLs as a percentage of production volumes was 41% in the first quarter of 2014 compared to 39% in the fourth quarter of 2013 and 26% in the first quarter of 2013. Higher year-over-year production volumes were primarily driven by our horizontal drilling activity in the Marcellus Shale and Hunton Limestone as well as the acquisition of producing assets in the Mid-Continent, partially offset by the sale of producing assets in East Texas.

The following table provides a summary of Gastar’s production volumes and average commodity prices for the three months ended March 31, 2014 and 2013:

	For the Three Months Ended March 31,
	2014	2013

Production:
Oil and condensate (MBbl)	203	78
Natural gas (MMcf)	3,072	2,699
NGLs (MBbl)	155	80
Total production (MBoe)	870	608

Daily Production:
Oil and condensate (MBbl/d)	2.3	0.9
Natural gas (MMcf/d)	34.1	30.0
NGLs (MBbl/d)	1.7	0.9
Total daily production (MBoe/d)	9.7	6.8

Average sales price per unit:
Oil and condensate per Bbl, including impact of hedging(1)	$79.57	$78.66
Oil and condensate per Bbl, excluding impact of hedging	$82.61	$67.86
Natural gas per Mcf, including impact of hedging(1)	$4.34	$4.16
Natural gas per Mcf, excluding impact of hedging	$5.02	$2.82
NGLs per Bbl, including impact of hedging(1)	$38.63	$44.32
NGLs per Bbl, excluding impact of hedging	$42.79	$29.78

Average sales price per Boe, including impact of hedging(1)	$40.76	$34.40
Average sales price per Boe, excluding impact of hedging	$44.62	$25.12
_____________________________
(1) The impact of hedging includes the gain (loss) on commodity derivative contracts settled during the periods presented.

We had hedges in place covering approximately 77% of our natural gas production, 62% of our oil and condensate production and 91% of our NGLs production for the first quarter of 2014 which reduced revenues in total by $3.4 million as compared to an increase in revenues in the first quarter of 2013 of $5.6 million. We continue to maintain an active hedging program covering a portion of our estimated future production, which is reported in our periodic filings with the U.S. Securities and Exchange Commission (“SEC”).
Lease operating expenses (“LOE”) were $4.0 million for the first quarter of 2014, compared to $1.8 million in the first quarter of 2013 and $3.3 million in the fourth quarter of 2013. The increase in LOE compared to the prior-year period was primarily due to the additional expenses associated with new wells and higher overall costs associated with producing higher-value oil versus natural gas, partially offset by a decrease in workover costs. LOE per Boe of production increased to $4.65 in the first quarter of 2014 from $3.02 in the first quarter of 2013 and $3.85 in the fourth quarter of 2013. The increase in LOE per Boe from the fourth quarter of 2013 to the first quarter of 2014 is due to a $0.25 per Boe increase in ad valorem taxes and a $0.53 per Boe increase in well operating costs due to a full quarter impact of the West Edmond Hunton Lime Unit (“WEHLU”) acquisition.
Depreciation, depletion and amortization (“DD&A”) was $12.4 million in the first quarter of 2014, up from $5.4 million in the prior-year period and $11.0 million in the fourth quarter of 2013. The year-over-year increase in DD&A expense was the result of higher overall production and the acquisition of the WEHLU oil producing properties in Oklahoma. The DD&A rate for the first quarter of 2014 was $14.23 per Boe compared to $8.83 per Boe for the same period in 2013 and $13.02 in the fourth quarter of 2013.
General and administrative (“G&A”) expense was $4.8 million in the first quarter of 2014, compared to $3.0 million in the prior-year period. G&A expense for the first quarter of 2014 included $235,000 of non-recurring expenses related to acquisitions and to the reorganization to eliminate Gastar's holding company corporate structure as well as $1.5 million of non-cash, stock-based compensation expense; whereas the prior-year period included $42,000 related to acquisition and migration costs and $823,000 for non-cash, stock-based compensation. Excluding these items, G&A expense increased to $3.0 million for the first quarter of 2014 compared to $2.1 million in the first quarter of 2013. This increase was primarily related to additional staff costs and other expenses associated with the operation and administration of our growing property base.
Interest expense totaled $6.9 million in the first quarter of 2014, compared with $609,000 in the first quarter of 2013. The increase was the direct result of the issuance in May and November of 2013 of $325.0 million of 8 5/8% Senior Secured Notes due 2018.
J. Russell Porter, Gastar's President and CEO, stated, “We expect 2014 to be marked by further realization of the growing value of our assets as we test new formations and expand the areas in which we are developing our currently producing formations. In West Virginia, we are currently drilling our first Utica/Point Pleasant exploration well in Marshall County and expect to have results early in the third quarter of 2014. Based on nearby operator activity, we are highly optimistic about the potential of this formation and believe that it underlies our entire acreage position in both Marshall and Wetzel Counties. Later this year, we will be moving both of our Marcellus and Utica drilling programs south to Wetzel County, where we expect results to be equally as attractive as our Marcellus wells and pending Utica well in Marshall County.”
“In Oklahoma, we are making progress regarding our early stage development of the Lower Hunton Formation and are currently drilling our first well in our recently acquired WEHLU acreage. Also this year, we will be testing the Upper Hunton, the Woodford Shale and Meramec Mississippian formations on our Oklahoma acreage. These activities in Oklahoma and West Virginia have the potential to significantly impact our reserve base now and in the future, as well as provide substantial additions to our drilling inventory going forward.”
Operations Review and Update
Mid-Continent
Net production from the Mid-Continent area averaged 3.3 MBoe/d in the first quarter of 2014, compared to 0.2 MBoe/d for the first quarter of 2013 and 2.3 MBoe/d in the fourth quarter of 2013. Our first quarter 2014 Mid-Continent production consisted of approximately 47% oil, 37% natural gas and 16% NGLs, yielding a liquids to total equivalent production percentage of 63%.
Gastar participated in five gross (1.9 net) non-operated wells that were completed and placed on production during the first quarter of 2014. To date in the second quarter of 2014, two gross (0.7 net) non-operated wells were placed on production and five gross (1.7 net) wells are in various stages of completion or drilling. Updated production results for recent Hunton completions is included in the Form 10-Q that was filed today.
As previously disclosed, two gross (1.9 net) operated wells were completed and placed on production during the first quarter 2014, in addition to one gross (0.8 net) well that was completed late in the fourth quarter of 2013. A fourth well, the Easton 22-1H, is currently being drilled and is expected to commence flowback in late May 2014. The Easton 22-1H is the first Lower Hunton well on our recently acquired WEHLU acreage.
We recently assigned approximately 9,600 gross (4,200 net) acres within our position in Kingfisher County, Oklahoma to a third-party operator in exchange for cash and the requirement that the purchaser drill two Woodford Shale well tests by July 31, 2015, the first of which must be spudded by September 1, 2014. The assignment was done on a “checkerboard” basis with Gastar retaining a meaningful amount of offset acreage in that particular area. These two test wells are expected to provide valuable information regarding the Woodford Shale potential on our acreage.
During the second quarter of 2014, we anticipate placing five gross (2.1 net) non-operated wells on production.
In the Mid-Continent, net capital expenditures in the first quarter of 2014, excluding acquisition costs and divestment proceeds, totaled $27.1 million. As previously announced, we budgeted $114.1 million for total capital expenditures in the Mid-Continent play for 2014, of which $87.2 million is for drilling and completion related expenses and $26.9 million is for automatic lease extensions and new leasing.
Appalachia
Net production from the Marcellus Shale area averaged 6.4 MBoe/d in the first quarter of 2014, compared to 4.8 MBoe/d for the first quarter of 2013 and 6.8 MBoe/d in the fourth quarter of 2013. First quarter 2013 production was negatively impacted by approximately 2.8 MBoe/d due to third-party pipeline issues. Volumes were down sequentially due to natural production declines which were not offset by any new wells being brought on production during the first quarter of 2014. Our liquids-rich gas production, on average, yielded approximately 28 barrels of condensate and 45 barrels of NGLs per million cubic feet (“MMcf”) of natural gas sold during the first quarter of 2014.
We anticipated placing three Marcellus wells from the Goudy pad on production late in the second quarter of 2014, but those will be delayed pending the resolution of a non-lessee surface owner dispute. We plan to complete five gross wells from the Armstrong pad in the third quarter of 2014 and five gross wells from the Hansen pad in the fourth quarter of 2014. By year-end 2014, we expect 67 total gross operated Marcellus wells to be capable of production in the area.
We expect to finish drilling our first Utica/Point Pleasant well, the Simms U-5H, by the end of May 2014 and place it on production by early in the third quarter of 2014. We then plan to move the drilling rig to Wetzel County to continue drilling Marcellus and Utica wells.
Net capital expenditures in Appalachia for the first quarter of 2014 totaled $7.3 million. As previously announced, we budgeted $68.5 million for total capital expenditures in Appalachia for 2014, of which $54.2 million is for drilling and completion, $9.4 million for acreage and $4.9 million for infrastructure costs.

Guidance for the Second Quarter of 2014
We are reaffirming previously issued guidance for the full-year 2014 and providing the following guidance for the second quarter of 2014:

Production	Second Quarter 2014	Full-Year 2014

Net average daily (MBoe/d)(1)	8.4 - 8.8	9.7 - 11.0
Liquids percentage	42% - 44%	40% - 44%

Cash Operating Expenses ($ / Boe)	Second Quarter 2014	Full-Year 2014
Production taxes	$2.10 - $2.30	$1.95 - $2.25
Direct lease operating	$4.65 - $5.10	$4.55 - $5.10
Transportation, treating & gathering	$0.70 - $0.80	$0.60 - $0.65
Cash general & administrative	$3.50 - $3.75	$2.90 - $3.20
________________
(1) Based on equivalent of 6 thousand cubic feet (“Mcf”) of natural gas to one barrel of oil, condensate or NGLs.

As previously announced, in early April 2014, Marcellus production was negatively impacted by a rupture in the third-party operated pipeline, resulting in an estimated loss of approximately 162 MMcf of natural gas, 4,900 barrels of condensate and 8,000 barrels of NGLs or approximately 0.4 MBoe/d for the quarter. The Williams-operated system has been returned to normal service and there have been no further curtailments.
Liquidity
At March 31, 2014 we had $26.9 million in available cash and cash equivalents and an undrawn $120.0 million revolving credit facility. We expect to fund our remaining 2014 capital program through existing cash balances, internally generated cash flow from operating activities, borrowings under the revolving credit facility, possible divestiture of assets and the possible issuance of debt or equity securities or some combination thereof.

Conference Call
Gastar has scheduled a conference call for 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Thursday, May 8.  Investors may participate in the call either by phone or audio webcast.

By Phone:	Dial 1-888-450-9962 at least 10 minutes before the call. A telephone replay will be available through May 15 by dialing 1-800-804-7944 and using the conference ID 45253.

By Webcast:
Visit the Investor Relations page of Gastar's website at www.gastar.com under “Events & Presentations.” Please log on at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

For more information, please contact Donna Washburn at Dennard-Lascar Associates at 713-529-6600 or e-mail dwashburn@DennardLascar.com.
About Gastar
Gastar Exploration Inc. is an independent energy company engaged in the exploration, development and production of oil, natural gas, condensate and natural gas liquids in the United States. Gastar's principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves such as shale resource plays. Gastar is currently pursuing development within the primarily oil-bearing reservoirs of the Hunton Limestone horizontal oil play in Oklahoma and the development of liquids-rich natural gas in the Marcellus Shale play and dry gas in the Utica Shale play in West Virginia. For more information, visit Gastar's website at www.gastar.com.
Forward Looking Statements
This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; borrowing base redeterminations by our banks; risks relating to the absence or delay in receipt of government approvals or fourth party consents; risks relating to our ability to integrate acquired assets with ours and to realize the anticipated benefits from such acquisitions; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov. Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.
Unless otherwise stated herein, equivalent volumes of production and reserves are based upon an energy equivalent ratio of six Mcf of natural gas to each barrel of liquids (oil, condensate and NGLs), which ratio is not reflective of relative value. Our NGLs are sold as part of our wet gas subject to an incremental NGLs pricing formula based upon a percentage of NGLs extracted from our wet gas production. Our reported production volumes reflect incremental post-processing NGLs volumes and residual gas volumes with which we are credited under our sales contracts.
Gastar’s capital budget is subject to revision and reevaluation dependent upon future developments including drilling results, availability of crews, supplies and production capacity, weather delays, significant changes in commodities prices or drilling costs.

- Financial Tables Follow -

GASTAR EXPLORATION INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2014	2013
	(in thousands, except share and per share data)
REVENUES:
Oil and condensate	$16,778	$5,285
Natural gas	15,419	7,601
NGLs	6,644	2,380
Total oil, condensate, natural gas and NGLs revenues	38,841	15,266
Loss on commodity derivatives contracts	(6,514)	(4,002)
Total revenues	32,327	11,264
EXPENSES:
Production taxes	1,894	643
Lease operating expenses	4,044	1,837
Transportation, treating and gathering	625	1,164
Depreciation, depletion and amortization	12,382	5,365
Accretion of asset retirement obligation	122	102
General and administrative expense	4,763	3,002
Litigation settlement expense	—	1,000
Total expenses	23,830	13,113
INCOME (LOSS) FROM OPERATIONS	8,497	(1,849)
OTHER INCOME (EXPENSE):
Interest expense	(6,891)	(609)
Investment income and other	7	3
Foreign transaction loss	(2)	(1)
INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	1,611	(2,456)
Provision for income taxes	—	—
NET INCOME (LOSS)	1,611	(2,456)
Dividends on preferred stock	(3,576)	(2,130)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(1,965)	$(4,586)
NET LOSS PER SHARE OF COMMON STOCK ATTRIBUTABLE TO COMMON STOCKHOLDERS:
Basic	$(0.03)	$(0.07)
Diluted	$(0.03)	$(0.07)
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	58,204,532	63,864,527
Diluted	58,204,532	63,864,527

GASTAR EXPLORATION INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2014	December 31, 2013
	(in thousands, except share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$26,913	$32,393
Accounts receivable, net of allowance for doubtful accounts of $0 and $507, respectively	18,329	21,656
Commodity derivative contracts	266	—
Prepaid expenses	1,064	1,145
Total current assets	46,572	55,194

PROPERTY, PLANT AND EQUIPMENT:
Oil and natural gas properties, full cost method of accounting:
Unproved properties, excluded from amortization	99,351	96,220
Proved properties	967,882	935,773
Total oil and natural gas properties	1,067,233	1,031,993
Furniture and equipment	2,839	2,691
Total property, plant and equipment	1,070,072	1,034,684
Accumulated depreciation, depletion and amortization	(529,553)	(517,171)
Total property, plant and equipment, net	540,519	517,513

OTHER ASSETS:
Commodity derivative contracts	6,396	7,545
Deferred charges, net	2,986	2,950
Advances to operators and other assets	2,244	6,733
Total other assets	11,626	17,228
TOTAL ASSETS	$598,717	$589,935

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$11,520	$11,046
Revenue payable	14,536	12,514
Accrued interest	10,512	3,504
Accrued drilling and operating costs	5,671	8,756
Advances from non-operators	14,189	9,259
Commodity derivative contracts	5,876	3,403
Commodity derivative premium payable	728	145
Asset retirement obligation	338	633
Other accrued liabilities	2,678	4,844
Total current liabilities	66,048	54,104

LONG-TERM LIABILITIES:
Long-term debt	313,550	312,994
Commodity derivative contracts	166	378
Commodity derivative premium payable	6,417	7,000
Asset retirement obligation	5,618	5,430
Total long-term liabilities	325,751	325,802

Commitments and contingencies

STOCKHOLDERS' EQUITY:
Preferred stock, 40,000,000 shares authorized
Series A Preferred stock, $0.01 par value; 10,000,000 shares authorized; 3,995,286 and 3,958,160 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively, with liquidation preference of $25.00 per share	40	40
Series B Preferred stock, $0.01 par value; 10,000,000 shares authorized; 2,140,000 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively, with liquidation preference of $25.00 per share	21	21
Common stock, $0.001 par value; 275,000,000 shares authorized; 61,818,331 and 61,211,658 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	61	61
Additional paid-in capital	463,584	464,730
Accumulated deficit	(256,788)	(254,823)
Total stockholders' equity	206,918	210,029
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$598,717	$589,935

GASTAR EXPLORATION INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended March 31,
	2014	2013
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,611	$(2,456)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	12,382	5,365
Stock-based compensation	1,533	823
Mark to market of commodity derivatives contracts:
Total loss on commodity derivatives contracts	6,514	4,002
Cash settlements of matured commodity derivatives contracts, net	(3,015)	5,760
Cash premiums paid for commodity derivatives contracts	(71)	(27)
Amortization of deferred financing costs	733	78
Accretion of asset retirement obligation	122	102
Settlement of asset retirement obligation	(257)	—
Changes in operating assets and liabilities:
Accounts receivable	(750)	197
Prepaid expenses	81	82
Accounts payable and accrued liabilities	4,169	(2,997)
Net cash provided by operating activities	23,052	10,929
CASH FLOWS FROM INVESTING ACTIVITIES:
Development and purchase of oil and natural gas properties	(25,812)	(33,829)
Advances to operators	(5,001)	(2,713)
Acquisition of oil and natural gas properties - refund (expenditure)	4,209	(7,425)
Payment related to sale of oil and natural gas properties	(341)	—
Proceeds from non-operators	4,930	16,090
Purchase of furniture and equipment	(148)	(19)
Net cash used in investing activities	(22,163)	(27,896)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facility	—	19,000
Repayment of revolving credit facility	—	(2,000)
Proceeds from issuance of preferred stock, net of issuance costs	886	—
Dividends on preferred stock	(3,576)	(1,420)
Deferred financing charges	(135)	(143)
Tax withholding related to restricted stock and PBU vestings	(3,544)	(236)
Net cash (used in) provided by financing activities	(6,369)	15,201
NET DECREASE IN CASH AND CASH EQUIVALENTS	(5,480)	(1,766)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	32,393	8,901
CASH AND CASH EQUIVALENTS, END OF PERIOD	$26,913	$7,135

NON-GAAP FINANCIAL INFORMATION AND RECONCILIATION

We use both GAAP and certain non-GAAP financial measures to assess performance. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Our management believes that these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate our financial performance using the same measures as management. These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts. A reconciliation is provided below outlining the differences between these non-GAAP measures and their most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of Net Income (Loss) to Net Income (Loss) Excluding Special Items:

	For the Three Months Ended March 31,
	2014	2013
	(in thousands, except share and per share data)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS AS REPORTED	$(1,965)	$(4,586)
SPECIAL ITEMS:
Losses related to the change in mark to market value for outstanding commodity derivatives contracts	3,155	9,637
Non-recurring general and administrative costs related to acquisition of assets	30	—
Non-recurring general and administrative costs related to Parent migration	205	42
Litigation settlement expense	—	1,000
Foreign transaction loss	2	1

ADJUSTED NET INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$1,427	$6,094

ADJUSTED NET INCOME PER SHARE OF COMMON STOCK ATTRIBUTABLE TO COMMON STOCKHOLDERS:
Basic	$0.02	$0.10
Diluted	$0.02	$0.10

WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	58,204,532	63,864,527
Diluted	61,438,875	63,939,024

Reconciliation of Cash Flows before Working Capital Changes and as Adjusted for Special Items:

	For the Three Months Ended March 31,
	2014	2013
	(in thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,611	$(2,456)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	12,382	5,365
Stock-based compensation	1,533	823
Mark to market of commodity derivatives contracts:
Total loss on commodity derivatives contracts	6,514	4,002
Cash settlements of matured commodity derivatives contracts, net	(3,015)	5,760
Cash premiums paid for commodity derivatives contracts	(71)	(27)
Amortization of deferred financing costs	733	78
Accretion of asset retirement obligation	122	102
Settlement of asset retirement obligation	(257)	—
Cash flows from operations before working capital changes	19,552	13,647
Litigation settlement expense	—	1,000
Foreign transaction loss	2	1
Dividends on preferred stock	(3,576)	(2,130)
Non-recurring general and administrative costs related to acquisition of assets	30	—
Non-recurring general and administrative costs related to Parent migration	205	42
Adjusted cash flows from operations	$16,213	$12,560

Reconciliation of Net Income (Loss) to Adjusted Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization ("Adjusted EBITDA"):

	For the Three Months Ended March 31,
	2014	2013
	(in thousands, except share and per share data)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS AS REPORTED	$(1,965)	$(4,586)
Interest expense	6,891	609
Dividend expense	3,576	2,130
Depreciation, depletion and amortization	12,382	5,365
Accretion of asset retirement obligation	122	102
Losses related to the change in mark to market value for outstanding commodity derivatives contracts	3,155	9,637
Non-cash stock compensation expense	1,533	823
Litigation settlement expense	—	1,000
Foreign transaction (gain) loss	2	1
Investment income and other	(7)	(3)
Non-recurring general and administrative costs related to acquisition of assets	30	—
Non-recurring general and administrative costs related to Parent migration	205	42
Adjusted EBITDA	$25,924	$15,120

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